                                                                     EXHIBIT 2.6


                 HER MAJESTY THE QUEEN IN RIGHT OF NEW ZEALAND

                                   as Vendor


                                    - and -


                     EDISON MISSION ENERGY TAUPO LIMITED

                                 as Purchaser


                                    - and -


                             EDISON MISSION ENERGY

                                  as Guarantor


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                      AGREEMENT FOR THE SALE AND PURCHASE
                      OF SHARES IN CONTACT ENERGY LIMITED

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                    [LOGO OF SIMPSON GRIERSON APPEARS HERE]

                               CONTENTS


  Clause      Heading

  l.          Interpretation
  2.          Sale of the Shares
  3.          Purchase Price
  4           Purchaser's Obligations
  5.          Settlement and Payment of the Purchase Price
  6.          Conditions of Settlement
  7.          Warranties
  8.          Pending Settlement
  9.          Restrictions
  10.         Purchaser's Covenants
  11.         No Greater Rights
  12          Guarantee and Indemnity
  13.         Expenses
  14.         Delay in Exercise of Rights
  15.         Further Assurances and Post Settlement
  16.         Amendments
  17.         Assignment
  18.         Notices
  19.         Counterparts
  20.         Governing Law
  21.         Process Agent


  SCHEDULE

  l.          Registered Holders

  2.          Form of Letter of Credit

  3.          Form of Indemnity

  4.          Bidding Rules

  5.          Capital Expenditure Details

  6.          Purchaser and Guarantor Details

     THIS AGREEMENT is dated                            1999

     BETWEEN:


     (1) HER MAJESTY THE QUEEN IN RIGHT OF NEW ZEALAND acting by and through her MINISTER OF FINANCE and her MINISTER RESPONSIBLE FOR CONTACT ENERGY LIMITED (the "Vendor" or the "Crown"); and


     (2)  THE PURCHASER SPECIFIED IN SCHEDULE 6 (the "Purchaser");

     (3)  THE GUARANTOR SPECIFIED IN SCHEDULE 6 (the "Guarantor").

     RECITALS:


     A. Contact Energy Limited (the "COMPANY") is a company registered under the Companies Act 1993 and has an issued share capital of 603,950,000 ordinary shares each ranking pari passu in all respects (such shares representing the consolidated number of shares after a two for one consolidation occurring on or about 10 March 1999).

     B. The Vendor is the beneficial owner of all of the issued shares in the Company, which are registered in the names of certain persons as set out in Schedule l.

     C. The Vendor is willing to sell 241,580,000 of the shares in the Company, being 40.0% of the issued shares in the Company, and being the shares expressed to be subject to this Agreement in Schedule 1 (the "SHARES"), and the Purchaser is willing to purchase the Shares, in accordance with the provisions of this Agreement.

     D. The Vendor intends to sell the remaining 362,370,000 shares in the Company by means of an initial public offering of the shares involving a combined global offering to members of the public and institutional and professional investors in New Zealand and to institutional and professional investors in Australia (the "AUSTRALASIAN OFFERING") and to institutional and professional investors in the United States and other countries (the "INTERNATIONAL OFFERING").

     E. It is intended that the International Offering will be fully underwritten on a basis which is consistent with usual practice in international financial markets pursuant to a purchase agreement ("PURCHASE AGREEMENT"). The Purchase Agreement is intended to be conditional on settlement of the sale of the Shares pursuant to this Agreement. Settlement of the sale of the Shares pursuant to this Agreement is intended to occur contemporaneously with settlement under the Purchase Agreement.

     F.   The Purchaser and the Guarantor acknowledge that:

          (a) the Vendor has incurred, and will incur, significant costs in relation to the Contact IPO;

          (b) those costs have been incurred in reliance on the Shares being sold contemporaneously with the sale of the shares the subject of the Contact IPO; and

          (c) failure by the Purchaser and Guarantor to satisfy their obligations under this Agreement may result in settlement under the Contact IPO being delayed or cancelled resulting in loss to the Vendor.

     G. The Guarantor is willing to guarantee the performance by the Purchaser of its obligations under this Agreement.


     IT IS AGREED:

     1.   INTERPRETATION

     1.1 Definitions: In this Agreement (including in the Recitals), unless the context otherwise requires:

          "ACCEPTABLE BANK" means an internationally recognised bank with a credit rating for long term debt of AA- or better, as issued by Standard & Poor's (or a comparable credit rating issued by another internationally recognised rating agency);

          "AGREEMENT" means this Agreement, together with the Schedules;

          "AUSTRALASIAN OFFERING" is defined in Recital D;

          "BASE RATE" means for any period:

          (a) the mid or "FRA" "settlement" rate for bank accepted bills of exchange having a tenor equivalent to the term of the relevant period as quoted on the Reuters page BKBM (or any successor page) at or about 10:45 a.m. on the date on which such rate is to be determined (expressed as a percentage); or

          (b) if such rate is not available then such rate reasonably determined by a bank, nominated for that purpose by the Governor of the Reserve Bank of New Zealand, to be the nearest practicable equivalent;

          "BID BOND" means the bid bond in the amount of $25 million issued by an Acceptable Bank in favour of the Vendor in connection with the Purchaser's bid, as required by section 3 of the Bidding Rules;

          "BIDDING RULES" means the bidding rules dated January 1999 issued by the Vendor relating to the sale of the Shares by international tender as the same may have been amended from time to time, the operative version of which as at the Final Bid Date is attached as Schedule 4;

          "BUSINESS" means the businesses carried on by the Group as at the Final Bid Date;

          "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which registered banks (within the meaning of the Reserve Bank of New Zealand Act 1989) are open for the transaction of normal banking business in Wellington;

          "COMPANY" is defined in Recital A;

          "CONDITION DATE" means 29 October 1999;

          "CONFIDENTIAL INFORMATION" is defined in clause 9.3;

          "CONTACT IPO" means the intended initial public offering of up to 362,370,000 shares in the Company to be effected by means of the Australasian Offering and the International Offering;

          "DEFAULT INTEREST" is defined in clause 5.5;

          "DOLLARS" and the sign "$" means New Zealand dollars;

          "ECNZ" means Electricity Corporation of New Zealand Limited;

          "ENCUMBRANCE" or "ENCUMBRANCE" includes a debenture, mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, title retention, equity, deferred purchase, option and any other security interest or third party right whether legal or equitable (and references to "ENCUMBER" are to be construed accordingly);

          "EXECUTION DATE" means the date of execution of this Agreement by the Crown, being a date no later than 21 days after the Final Bid Date;

          "FINAL BID DATE" means the final date for delivery of final bids under the Bidding Rules, as set out in clause 3.5 of the Bidding Rules and as amended, if at all, by the Vendor in accordance with the Bidding Rules;

          "GOVERNMENT DOCUMENTS" means any New Zealand Government cabinet papers or ministerial papers;

          "GROUP" means the Company and the Subsidiaries;

          "INTERNATIONAL OFFERING" is defined in Recital D;

          "LETTER OF CREDIT" means the irrevocable standby letter or letters of credit, as required by section 3 of the Bidding Rules, in favour of the Vendor issued by an

          Acceptable Bank or Acceptable Banks for, in aggregate, the full amount of the Purchase Price and otherwise in the form set out in Schedule 2, or in such other form as agreed by the Vendor in writing;

          "OFFERING DOCUMENTS" means the documents that are, or are intended to be, made available to potential investors in the Company in relation to the Contact IPO, whether in New Zealand or elsewhere;

          "ORDERS IN COUNCIL" means the Order or Orders in Council which bring into force sections 3(1) and 3(7) of the State-Owned Enterprises (Contact Energy Limited) Amendment Act 1998;

          "PURCHASE AGREEMENT" is defined in Recital E;

          "PURCHASE PRICE" means the sum specified in Schedule 6;

          "RELATED BODY CORPORATE" bears the same meaning as in the Securities Amendment Act 1988;

          "SCHEDULE" means a schedule to this Agreement;

          "SETTLEMENT" means the performance by the parties of their respective obligations under clauses 5.2 and 5.4;

          "SETTLEMENT DATE" means the date by and upon which the condition in. clause 6.1 is satisfied or waived (which date is intended to be the same as the date of settlement and completion under the Purchase Agreement), or such later date as the Vendor and the Purchaser agree in writing;

          "SHARES" is defined in Recital C;

          "SHAREHOLDING MINISTERS" means the Minister of Finance and the Minister Responsible for Contact Energy Limited;

          "STANDSTILL DEED" means the deed titled "Standstill Deed" entered into by the Purchaser and the Guarantor and in favour of the Vendor, the Company, the New Zealand Stock Exchange and each member of the Syndicate;

          "SUBSIDIARIES" means Contact United Energy Limited, Javelin Limited, Hawkes Bay Power Limited, Contact Australia Pty Limited and their respective subsidiaries (if any);

          "SYNDICATE" means ABN AMRO Rothschild (the equity capital markets joint venture of the Rothschild and ABN AMRO groups of companies), NM Rothschild & Sons Limited, Rothschild Australia Securities Limited, ABN AMRO Bank NV, ABN AMRO Corporate Finance Australia Limited, and every Related Body Corporate of any such company, and every other person identified in any of the

         Offering Documents as a manager and/or co-lead manager of the International Offering and/or the Australasian Offering;

         "VERIFICATION CERTIFICATE" means the certificate as defined in the Bidding Rules; and

         "WARRANTY" means a warranty in terms of clause 7.

     1.2 PARTIES: In this Agreement, a reference to any party is to a party to this Agreement and includes, as far as is consistent with the provisions of this Agreement, that party's successors in title and permitted assigns.

     1.3 STATUTES: In this Agreement, any reference to a statute or statutory provision, or order or regulation made under it, includes:


         (a) that statute, provision, order or regulation, as amended, modified, re-enacted or replaced from time to time (whether before or after the Execution Date); and

         (b) any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by that statute, provision, order or regulation.

     1.4 GENERAL REFERENCES: In this Agreement, any reference to:

         (a) a "PERSON" includes an individual, body corporate, an association of persons (whether corporate or not), a trust, estate and agency of a state (in each case, whether or not having separate legal personality and whether incorporated or existing in New Zealand or elsewhere);

         (b) a "SUBSIDIARY" is to a subsidiary as defined in the Companies Act 1993 or the Corporations Law (Australia);

         (c) one gender includes each other gender;

         (d) the singular includes the plural and vice versa;

         (e) an agreement includes that agreement as modified, supplemented, novated or substituted from time to time; and

         (f) time is to New Zealand standard time.

     1.5 HEADINGS: Headings and the table of contents are to be ignored in construing this Agreement.

     1.6 JOINT AND SEVERAL - PURCHASER: Where two or more persons are named as "the Purchaser" the expression "the Purchaser" shall be a reference to each of the said persons severally as well as any two or greater number of them jointly, and the obligations and agreements of the Purchaser in this Agreement shall bind each of them and every two or greater number of them jointly and each of them severally provided however that the delivery by or on behalf of the Vendor of any notice, document or information to any one or more of them shall be deemed to be delivery to all of them.


     1.7 JOINT AND SEVERAL - GUARANTOR: Where two or more persons are named as "the Guarantor" the expression "the Guarantor" shall be a reference to each of the said persons severally as well as any two or greater number of them jointly, and the obligations and agreements of the Guarantor in this Agreement shall bind each of them and every two or greater number of them jointly and each of them severally provided however that the delivery by or on behalf of the Vendor of any notice, document or information to any one or more of them shall be deemed to be delivery to all of them.


     2.   SALE OF THE SHARES

     2.1 AGREEMENT TO SELL: The Vendor will sell, as beneficial owner, and the Purchaser will purchase, the Shares on and with effect from the Settlement Date.

     2.2 CONDITION OF THE SHARES: The Shares will, on transfer to the Purchaser, be free from Encumbrances and have the benefit of all rights attaching to them including the right to receive all dividends declared or paid, or distributions (as that term is defined in the Companies Act 1993) made, on the Shares after the Settlement Date.

     3.   PURCHASE PRICE

     3.1 PURCHASE PRICE: The Purchaser shall pay the Purchase Price to the Vendor before 2:00 p.m. on the Settlement Date. Until the whole of the Purchase Price is finally received by the Vendor no right, title or interest in the Shares shall pass to the Purchaser.

     3.2 PAYMENTS: All payments to be made by a party under this Agreement will be made free of any deduction, withholding, set-off, counterclaim, restriction or condition.

     3.3 CORE ACQUISITION PRICE: The Purchase Price does not include any capitalised interest. In addition, the parties agree that the "lowest price" for the purposes of the definition of "core acquisition price" in section OB 1 of the Income Tax Act 1994 is equal to the Purchase Price.

     4.   PURCHASER'S OBLIGATIONS

     4.1 LETTER OF CREDIT: Within seven days following the Execution Date the Purchaser will establish, or will procure the establishment of, the Letter of Credit and deliver the same to the Vendor. Upon receipt of the Letter of Credit, the Vendor will return the Bid Bond to the Purchaser, (subject to compliance by the Purchaser with all obligations secured thereby), undrawn and uncalled, and shall advise the provider of the Bid Bond in writing that the Bid Bond is no longer required by it. The Letter of Credit may be drawn upon by the Vendor in or towards satisfaction of payment of the Purchase Price if the Vendor fails to pay the Purchase Price or any portion of it in accordance with clause 3.

     4.2 REMEDIES OF THE VENDOR ON DEFAULT: If the Purchaser fails to comply with clause 4.1 in any respect then, without prejudice to any other rights or remedies available to the Vendor at law or in equity, including making demand under the Bid Bond, the Vendor may cancel this Agreement by notice to the Purchaser and sue the Purchaser for damages. Where the Vendor is entitled to cancel this Agreement, the entry by the Vendor into a conditional or unconditional contract for the sale of the Shares by the Vendor will take effect as a cancellation of this Agreement by the Vendor if this Agreement has not previously been cancelled and such resale will be deemed to have occurred after cancellation. The damages claimable by the Vendor under this clause 4.2 will include the damages specified in clause 5.7.


     5.   SETTLEMENT AND PAYMENT OF THE PURCHASE PRICE

     5.1 TIME AND PLACE: Settlement will take place before 2:00 p.m. on the Settlement Date at the offices of Simpson Grierson at Unisys House, 44-52 The Terrace, Wellington, New Zealand or at such other time or place as the Vendor and the Purchaser may agree.

     5.2 DOCUMENTS FOR DELIVERY BY VENDOR ON SETTLEMENT: On Settlement, and against compliance with clause 5.4, the Vendor will deliver to the
          Purchaser:

          (a) registrable transfers of the Shares, executed by the Shareholding Ministers, in favour of the Purchaser, together with the relevant share certificates (if any) or a certificate from an authorised officer of the Company certifying that no share certificates have been issued;

          (b) evidence that the Purchaser's name has been entered on the Company's share register as the holder of the Shares; and

          (c) a certified copy of each of the resolutions referred to in clause 5.3.

     5.3 RESOLUTIONS: Prior to Settlement, the Vendor will procure the passing of the necessary resolutions of the shareholders or directors of the Company sanctioning the registration of the transfers of the Shares and appointing three Purchaser's nominees as directors to the board of the Company (notified to the Vendor just prior to Settlement) with effect from Settlement.

     5.4 REQUIREMENTS OF PURCHASER ON SETTLEMENT: On Settlement, the Purchaser will make or procure payment of the Purchase Price in accordance with clause 3.

     5.5  DEFAULT INTEREST:

          (a) If the Purchaser does not pay, or the Vendor does not receive, under the Letter of Credit or otherwise, any sum payable under or in terms of this Agreement as and when due the Purchaser will, on demand by the Vendor, pay interest on that unpaid sum ("DEFAULT INTEREST").

          (b) Default Interest will accrue without the necessity for demand or notice on any unpaid sum from day to day from the due date up to the date of actual payment, before and after judgment, in accordance with this clause. Default Interest shall be calculated and payable by reference to successive periods. Each such period shall be of one month or such shorter period as the Vendor may from time to time select and the rate of interest applicable to the unpaid amount for a particular period shall be the rate which is two per cent above the Base Rate determined on the first day of the relevant period or if such date is not a Business Day on the next following Business Day. Default Interest payable under this clause shall be due and payable at the end of each period by reference to which it is calculated, or at the time of payment of the relevant unpaid amount if prior to the end of such a period (at the applicable rate but calculated daily for such part-period), and if not paid shall be capitalised and itself bear interest accordingly.

     5.6 REMEDIES OF THE VENDOR ON DEFAULT: If the Vendor has complied, or is in a position to comply, with its obligations under clause 5.2 and clause 5.3 and the Purchaser does not pay, or the Vendor does not receive, under the Letter of Credit or otherwise, the Purchase Price or the Purchaser does not meet all of the Purchaser's other obligations to be performed on the Settlement Date then:

          (a) without prejudice to any other rights or remedies available to the Vendor at law or in equity, the Vendor may:

              (i)  sue the Purchaser for specific performance; or

              (ii) cancel this Agreement by notice to the Purchaser and sue the
                   Purchaser and/or Guarantor for damages (provided that any such cancellation shall not affect clause 12 or clause 15.3, each of which shall remain in effect subject to and in accordance with its terms); and

          (b) where the Vendor is entitled to cancel this Agreement, the entry by the Vendor into a conditional or unconditional contract for the sale of the Shares by the Vendor will take effect as a cancellation of this Agreement by the Vendor if this Agreement has not previously been cancelled and such resale will be deemed to have occurred after cancellation.

5.7 DAMAGES CLAIMABLE BY THE VENDOR: The damages claimable by the Vendor under clause 5.6 (a)(ii) and clause 4.2 will include all damages claimable at common law or in equity and will also include (but will not be limited to):


     (a) in the event that the Contact IPO is cancelled as a consequence of cancellation of this Agreement, all costs incurred by the Vendor in respect of or in relation to the Contact IPO and/or its cancellation including, without limitation, all fees and disbursements paid or payable by the Vendor to the Syndicate or any other advisers;


     (b) in the event that the Contact IPO is delayed as a consequence of cancellation of this Agreement, all costs incurred by the Vendor in respect or in relation to the delay of the Contact IPO including, without limitation, the costs involved in preparing new or amended Offer Documents, and all fees and disbursements paid or payable by the Vendor to the Syndicate or any other advisers in respect of the same; and


     (c) any loss incurred by the Vendor on any bona fide resale or attempted resale of the Shares or the shares the subject of the Contact IPO. The amount of that loss may include:

          (i) in the case of cancellation under clause 5.6(a)(ii), interest on the Purchase Price at the Default Interest rate described in clause 5.5(b) from the Settlement Date to the settlement of such resale; and

          (ii) all costs and expenses reasonably incurred in any resale or attempted resale,


          together, in the case of cancellation under clause 5.6(a)(ii), with interest at the Default Interest rate described in clause 5.5(b) on any such loss from the date of settlement of the resale until payment of the loss (and the interest thereon).


5.8 THIRD PARTY CONSENTS: The Vendor will, in its capacity as the beneficial owner of the Company, use all reasonable endeavours to procure that the Company co-operates with the Purchaser to seek, prior to the Settlement Date, the consents of all parties who are parties to leases and other contracts with the Company under which consent is necessary as a consequence of a change in shareholding of the Company and which the Purchaser desires to obtain.

6.   CONDITIONS OF SETTLEMENT

6.1 CONDITION PRECEDENT: Settlement is conditional on the Purchase Agreement being executed and the obligations of the parties to the Purchase Agreement being unconditional, save in respect of any condition relating to settlement or completion under this Agreement.

6.2 WAIVER OF CONDITION: The condition in clause 6.1 has been inserted for the benefit of both the Vendor and the Purchaser and may be waived only by written agreement between them.

6.3 CONSEQUENCES OF NON-FULFILMENT: Should the condition in clause 6.1 not be satisfied or waived by 1.00 p.m. on the Condition Date, then this Agreement may be cancelled by written notice given by the Vendor to the Purchaser or the Purchaser to the Vendor.

6.4 NOTIFICATION BY VENDOR: The Vendor undertakes to notify the Purchaser of the date on which it is expected the condition in clause 6.1 will be satisfied (being the intended date of settlement and completion under the Purchase Agreement), and of any changes in that date, as soon as it is aware of the same. In any event, the Vendor will give no less than three Business Days' notice to the Purchaser of the date on which the condition in clause 6.1 is expected to be satisfied.

6.5 CONDITION SUBSEQUENT: If, after Settlement has been completed, settlement and completion under the Purchase Agreement does not occur on the Settlement Date for any reason, then Settlement shall be reversed, the transfers delivered by the Vendor under clause 5.2(a) shall be of no further force and effect, the Purchaser shall return to the Vendor all such transfers and any other documents delivered by the Vendor under clause 5.2 and, against such return, the Vendor shall refund the Purchase Price paid by the Purchaser in accordance with clause 3, to the extent so paid. Upon a refund of the Purchase Price to the Purchaser under this clause 6.5 this Agreement shall be deemed cancelled.

6.6  EFFECT OF CANCELLATION: Upon cancellation of this Agreement under clause
     6.3 or clause 6.5 all parties will be released from all of their obligations under this Agreement provided that any such cancellation and release:

     (a) shall not discharge or otherwise affect any liability which any party may have to any other party in respect of any breach of or failure to comply with this Agreement prior to the time of cancellation;

     (b) shall be without prejudice to any claim which any party has against any other party in relation to any such liability; and

     (c) shall not affect clause 12, or clause 15.3, each of which shall remain in effect subject to and in accordance with its terms.

7.   WARRANTIES


7.1 VENDOR'S WARRANTIES: The Vendor hereby represents and warrants in favour of the Purchaser (which Warranties will be deemed to be repeated on each day up to and including the Settlement Date) that:

     (a) the Shares, together with the shares being offered by the Vendor pursuant to the Contact IPO and any shares included in any over-allotment option that may be granted to the Syndicate under the Purchase Agreement, comprise all of the issued shares in the Company;


     (b)  the Shares are fully paid;

     (c) the Shares are beneficially owned by the Vendor and the Vendor has full power, right and authority to sell and procure the transfer of the Shares;

     (d) there are no agreements or restrictions, whether arising out of legislation, regulations, agreement or otherwise, preventing or restricting or inhibiting the Vendor from carrying out or procuring such sale and transfer in the manner provided by this Agreement;

     (e) on the transfer of the Shares to the Purchaser, property in the Shares will pass to the Purchaser free from any Encumbrances;

     (f) the Vendor has full power and authority to enter into this Agreement and to carry out the transactions provided for in this Agreement, and this Agreement has been duly executed and delivered by the Vendor and is a valid and binding document of the Vendor;


     (g) the Company has not declared or paid any dividend, or made any distribution (as that term is defined in the Companies Act 1993), and will not declare or pay any dividend or make any such distribution
          (as the case may be), during the period beginning on 30 September 1998 and ending on (and including) the Settlement Date, other than as disclosed in writing to the Purchaser before the Final Bid Date; and

     (h) neither the Vendor nor the Company is a party to, nor will it prior to Settlement enter into, any agreement or arrangement providing for a right, entitlement or option for any person to take shares or convertible securities in the Company, other than for the purposes of the Contact IPO or as disclosed in writing to the Purchaser before the Final Bid Date.


7.2 WARRANTIES OF THE PURCHASER AND GUARANTOR: Each of the Purchaser and the Guarantor hereby represents and warrants in favour of the Vendor (which Warranties will be deemed to be repeated on each day up to and including the Settlement Date) that:

     (a) it has full power and authority to enter into this Agreement and the Standstill Deed and to carry out the transactions provided for in this Agreement and the Standstill Deed;

     (b) the execution, delivery and performance of this Agreement and the Standstill Deed and the consummation of the transactions provided for in this Agreement and the Standstill Deed by it has been duly authorised by all requisite corporate action and no director of the Purchaser or the Guarantor is interested in any transaction evidenced by this Agreement other than as a director of the Purchaser or the Guarantor (as the case may be);

     (c) this Agreement and the Standstill Deed have been duly executed and delivered by it and are valid and binding upon it;

     (d) it has obtained all requisite or necessary clearances, authorisations or consents from such regulatory authorities as may be necessary, whether in New Zealand or overseas, for the implementation of this Agreement and the Standstill Deed including, but not limited to, clearances or authorisations under the Commerce Act 1986 and consents under the Oversees Investment Regulations 1995, which clearances, authorisations or consents are valid on the Execution Date and will remain valid up to the Settlement Date;

     (e) it has obtained all requisite or necessary approvals under or waivers from the requirements of the Listing Rules of the New Zealand Stock Exchange or any similar rules of a recognised stock exchange for the implementation of this Agreement and the Standstill Deed; and

     (f) there was, and is, no error, misstatement or omission in respect of the written information and confirmations provided by or on behalf of the Purchaser to the Vendor and the Company in the Verification Certificate in connection with the Contact IPO, as contemplated by section 4 of the Bidding Rules.

7.3 ACKNOWLEDGEMENT: Each of the Purchaser and the Guarantor acknowledges and agrees that, except for the Warranties of the Vendor specified in clause 7.1:

     (a) it has entered into this Agreement in reliance solely on its own judgment and not in reliance on any representations of the Vendor, the Company, the Subsidiaries, the Company's associated companies or their respective advisers, directors, employees, officers or agents;

     (b) it has made its own independent enquiry and investigations into the affairs of the Company, the Subsidiaries and all of the Company's associated companies (including, without limitation, the business, operations, financial condition, prospects, creditworthiness and status of them) and though various information or statements of fact or opinion may have been supplied or made to the Purchaser by the Vendor, the Company, the Subsidiaries, the Company's associated companies or their respective advisers, directors, employees, officers or agents, the Purchaser unconditionally waives, and agrees not to facilitate, assist or encourage the taking or making of, any claim against the Vendor, the Company, the Subsidiaries, the Company's associated companies or their respective advisers, directors, employees, officers or agents (whether arising in tort, in contract, by operation of law or otherwise) in respect of any such matters;

     (c) all express or implied or other representations or warranties of the Vendor, the Company, the Subsidiaries or their respective advisers, directors, employees, officers or agents in relation to the sale of the Shares are hereby expressly excluded;

     (d) neither the Vendor, the Company, the Subsidiaries, the Company's associated companies nor their respective advisers, directors, employees, officers or agents have made or make any representation or have given or give any warranty (express or implied) as to the accuracy, content, completeness, value or otherwise of, nor have or accept any liability (whether arising in tort, in contract, by operation of law or otherwise) in respect of, any information or statements of fact or opinion (written, oral or otherwise) directly or indirectly provided or available to or used by the Purchaser in connection with the transactions evidenced by this Agreement and the Purchaser unconditionally waives, and agrees not to facilitate, assist or encourage the taking or making of, any claim against any of them in respect of any such matters;

     (e) neither the Vendor, the Company, the Subsidiaries, the Company's associated companies nor their respective advisers, directors, employees, officers or agents has given, or will give, any representation or warranty as to the future prospects of the Group including, for the avoidance of doubt, the Business; and

     (f) the references in this paragraph and in the previous paragraphs of this clause to "advisers" include references to ABN AMRO Rothschild (the equity capital markets joint venture of the Rothschild and ABN AMRO groups of companies), NM Rothschild & Sons Limited, Rothschild Australia Securities Limited, NM Rothschild & Sons (Singapore) Limited, ABN AMRO Bank NV, ABN AMRO Corporate Finance Australia Limited, ABN AMRO Equities NZ Limited, ABN AMRO New Zealand Limited and every Related Body Corporate of any such company and their respective directors, officers, employees and agents and that the acknowledgements and agreements given in the foregoing paragraphs of this clause 7.3 are promises which confer, and are intended to confer, a benefit upon the Vendor, the Company, the Subsidiaries, the Company's associated companies and their respective advisers, directors, employees, officers and agents and are intended to be enforceable against the Purchaser and the Guarantor at the suit of each such person pursuant to the Contracts (Privity) Act 1982.

7.4 ENTIRE AGREEMENT: This Agreement together with the Bid Bond, the Letter of Credit, the deed of indemnity (in the form set out in Schedule 3), the Standstill Deed and the confidentiality deed entered into by the party named in Schedule 6 and dated as specified in Schedule 6 in favour of the Vendor and other named beneficiaries:

     (a) constitutes the entire understanding and agreement of the parties relating to the sale and purchase of the Shares; and

     (b) supersedes and extinguishes all other agreements and understandings between the parties relating to that sale and purchase prior to the date of this Agreement.


8.   PENDING SETTLEMENT


8.1 CONDUCT OF BUSINESS: Pending Settlement, and notwithstanding that the Vendor executes this Agreement on the Execution Date, the Vendor will use, or undertakes that it has used, in its capacity as beneficial owner of the Shares, all reasonable endeavours to procure that, from the Final Bid Date:

     (a)  each member of the Group will:

          (i) subject to paragraph (b) of this clause 8.1, operate and conduct the Business in the normal course of business in accordance with the business practices employed by the Group as at the Final Bid Date;

          (ii) properly keep and maintain all necessary books of account (reflecting in a true and fair manner, in accordance with the accounting policies of the Group as at the Final Bid Date, all transactions effected by the Group or to which it has been a party, in so far as they relate to the Business), minute books, records, the share register and other statutory registers and books;


          (iii) maintain its assets in as good a state of operating condition and repair as they are on the Final Bid Date, except for ordinary depreciation and fair wear and tear;


          (iv) maintain in full force and effect all existing insurances in respect of the Business and the assets of the Business;


          (v) promptly notify the Purchaser (other than in respect of normal debt collection) of any law suits, claims, proceedings, investigations or adverse events which may occur, be threatened, brought, asserted or commenced against it, its officers or directors, involving in any way the Business or the assets of the Business; and

          (vi) use its best efforts to preserve intact its good name and reputation, and its existing relationships with suppliers of goods and services, employees, governmental authorities and customers; and

     (b) each member of the Group will not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld):

          (i) make any alterations to its existing constitution or name, or take any steps towards altering its capital structure, other than as disclosed in writing to the Purchaser before the Final Bid Date;

          (ii) declare or pay, or approve the declaration or payment of, any dividend or otherwise make any distribution (as that term is defined in the Companies Act 1993), other than as disclosed in writing to the Purchaser before the Final Bid Date;


          (iii) alter, or agree to alter, the remuneration or any of the conditions of employment of its directors, officers or employees in force as at the Final Bid Date provided however that changes of remuneration or conditions may be made consistent with the business practices employed by it as at the Final Bid Date;

          (iv) make, or enter into a legal commitment in respect of, or draw down or use any borrowing or other facilities for, any item of capital expenditure not consistent with the capital expenditure projections attached as Schedule 5;

          (v) give any guarantee of or indemnity in respect of the liabilities of any other person other than to any party to the Purchase Agreement or in the ordinary course of business;

          (vi) create or allow any Encumbrance to arise over the Business or assets of the Business (other than any title retention arising in the ordinary course of business or any Encumbrance arising by operation of law); or


          (vii) dispose of any of the assets or undertakings of the Business, other than disposals in the ordinary course of business, for a cash consideration payable in full at the time of disposal equal to or greater than book value, or disposals of redundant or other non-material assets;

     and in any case of action taken or omitted to be taken in accordance with either clauses 8.1(a) or 8.1(b), that action is taken or not taken (as the case may be) having regard to, and in such a manner so as not to be inconsistent with the contents of the Offering Documents in the forms of the drafts of such documents as at the Final Bid Date, subject to any amendments required to be made in order to ensure the Offering Documents meet the requirements of all relevant laws.

8.2 EVENTS PENDING SETTLEMENT: If any event, matter or thing (other than a breach of the Vendor's Warranties, or other agreement of the Vendor to be performed by it under this Agreement, in either case as a result solely of the Vendor's actions) occurs pending Settlement that affects the value of the Shares, or if anything comes to the Purchaser's attention that may influence the decision of it or a purchaser to complete the purchase of the Shares and whether material or not, and whether or not amounting to force majeure, the Purchaser will not be able to re-negotiate the Purchase Price nor claim any deduction, set-off or counterclaim in respect thereof nor refuse to settle.

8.3 ORDERS IN COUNCIL: The Vendor will use all reasonable endeavours to promulgate the Orders in Council as soon as is reasonably practicable after the Settlement Date.


9.   RESTRICTIONS


     This clause 9 shall have no force or effect prior to Settlement, but shall come into full force and effect as from Settlement.


9.1 DISCLOSURE OF INFORMATION: As further consideration for the Purchaser agreeing to purchase the Shares, the Vendor hereby undertakes with the Purchaser that it will not, except with the written consent of the Purchaser, or as required by law, at any time after Settlement itself make use of or disclose to any person any information of a secret or confidential nature supplied to it by the Company and relating to the Business.


9.2  GOVERNMENT DOCUMENTS:

     (a) The Purchaser hereby undertakes with the Vendor that if any Government Documents are in or come into the possession of any member of the Group, any company associated to the Company or the Purchaser, the Purchaser will (or will procure that the relevant member of the Group, or, to the extent that it is able, any company associated to the Company, will) promptly deliver them to the State Services Commission or any other person nominated for this purpose by the Vendor.

     (b) The Vendor will, at the request of the Purchaser, formulate and agree procedures with the Purchaser and/or any one or more members of the Group for its reasonable access to any Government Documents the Purchaser or the relevant member or members of the Group need or needs for the purposes of any legal action or proceedings or the carrying on of the Business or its other activities.


9.3  CONFIDENTIAL INFORMATION;

     (a) All confidential information (including Government Documents) in the possession of a member of the Group or any company associated to the Company relating to the business or activities carried on or out prior to the Settlement Date by any government department or ministry ("CONFIDENTIAL INFORMATION") but excluding such confidential information (other than Government Documents) which is the property of a member of the Group, will be kept confidential by the Purchaser, the Group and its employees, and, to the extent the Purchaser can procure the same (using best endeavours), any company associated to the Company, unless:

          (i) the Purchaser, any member of the Group, any company associated to the Company or any employee is required by law or the listing requirements of a recognised stock exchange to disclose that Confidential Information; or

          (ii) the Vendor agrees in writing that that Confidential Information may be disclosed.

     (b) Furthermore, upon any termination of this Agreement, or upon demand by the Vendor or its advisers, the Purchaser will:

          (i) either return to such person as they may direct or destroy, at the option of the Vendor or its advisers (as the case may be), all of the Confidential Information (including copies thereof) in the possession or control of the Purchaser or its directors, officers, employees, related companies or its legal, accounting, taxation or financial advisers; and

          (ii) destroy all copies of any analyses, compilations, studies or other documents prepared by the Purchaser or for the Purchaser's use containing or reflecting any Confidential Information excluding, in the case of advisers to the Purchaser:

               (A) particular documents and materials held on solicitors' files and which continue to be held on such files; and

               (B) those documents and materials that may reasonably be required for internal audit purposes or as a justification for any advice that may have been provided by any such adviser to the Purchaser regarding the acquisition of the Shares under this Agreement.


     (c) Upon the return or destruction (as the case may be), as specified in paragraph (b), of all such Confidential Information, the Purchaser will provide to the Vendor a certificate from an authorised officer of the Purchaser stating that the Purchaser has complied with its obligations under this clause.


9.4 DISCLOSURE: If the Purchaser, any member of the Group, any company associated to the Company, that associated company or any employee is required by law to disclose any Confidential Information the Purchaser will, subject to its legal obligations:

     (a) consult with the Vendor prior to the Purchaser, that member of the Group, that associated company or that employee making such disclosure; and


     (b) procure (or, in the case of such an associated company, use best endeavours to procure) that all reasonable requirements of the Vendor in relation to the disclosure of that Confidential Information are followed strictly.


9.5 CLAUSE 9 TO SURVIVE TERMINATION: The obligations of the Purchaser under this clause 9 will survive termination of this Agreement.

10.   PURCHASER'S COVENANTS


10.1 INDEMNITY: The Purchaser will indemnify and keep indemnified the Vendor in respect of, and to the extent of, any costs, losses, damages, claims, liabilities and expenses incurred or suffered by the Vendor, or which may be made against it, as a result of or attributable to:

      (a) any matter or thing at any time being found to be other than as warranted or agreed by the Purchaser under any provision of this Agreement; or

      (b) any failure by the Purchaser to perform its obligations under this Agreement.


10.2 NO ACTION AGAINST OFFICERS: The Purchaser and the Guarantor, at all times after Settlement, agree not to take, institute or make, or facilitate, assist or encourage the taking, instituting or making of, and will, to the extent they can do so, procure, and will otherwise use all reasonable endeavours to procure that, no member of the Group or the Company's associated companies takes, institutes or makes any action, proceeding, claim or demand against:

      (a) any present or former director or officer of the Company or the Subsidiaries or the Company's associated companies (in such person's capacity as a director or officer of the Company or the Subsidiaries, or the Company's associated companies, or purporting to act as such, or in any other capacity acting or purporting to act on behalf of the Company or the Subsidiaries, or the Company's associated companies, or arising out of such person's association with, or wish to assist, the Company or the Subsidiaries or the Company's associated companies) in respect of any act, omission, matter or thing arising or occurring on or prior to the Settlement Date except in so far as such act, omission, matter or thing is the result of a lack of good faith by such director or officer; or

      (b) any present or former shareholder of (or beneficial owner of shares in the capital of) the Company or the Subsidiaries or the Company's associated companies (in such person's capacity as shareholder) in respect of any act, omission, matter or thing arising or occurring prior to the Settlement Date except in so far as such act, omission, matter or thing may give rise to a claim against the Vendor under an express provision of this Agreement.


      The undertaking contained in this clause is given for the benefit of each present or former director, officer or shareholder of (or beneficial owner of shares in the capital of) the Company and the Subsidiaries and the Company's associated companies and is intended to be enforceable against the Purchaser at the suit of each such person pursuant to the Contracts (Privity) Act 1982.

     10.3 INDEMNITY FOR ERRORS ETC. IN INFORMATION FOR CONTACT IPO: On the Execution Date the Purchaser and the Guarantor will enter into the indemnity in the form set out in Schedule 3. The undertaking contained in this clause is given for the benefit of each of the Vendor, the Company, its directors and former directors and each member of the Syndicate and is intended to be enforceable against the Purchaser at the suit of each such person pursuant to the Contracts (Privity) Act 1982.

     11.  NO GREATER RIGHTS

          Notwithstanding any other provision of this Agreement, the Purchaser:

          (a) acknowledges that the Company and the Subsidiaries and the Company's associated companies have no better title to any asset transferred, or purportedly transferred, by ECNZ to the Company pursuant to the sale and purchase agreement dated 13 November 1995 between ECNZ and the Company than that title which ECNZ had in respect of that asset as at the date of settlement of such agreement; and


          (b) agrees to waive, release and discharge forever, and to use reasonable endeavours to procure that, as soon as is practicable after Settlement, the Company and each Subsidiary and each company associated to the Company will waive, release and discharge forever, all past, present and future actions, claims, rights, suits, demands and proceedings of every kind whatever available to it against ECNZ in respect of any such asset that has not been validly transferred to the Company under that sale and purchase agreement as a result of ECNZ not having had good title to that asset as at the date of settlement of such agreement, each of those waivers to be in a form satisfactory to the Vendor.


     12.  GUARANTEE AND INDEMNITY


     12.1 GUARANTEE: The Guarantor unconditionally and irrevocably guarantees to the Vendor:

          (a) the due and punctual payment by the Purchaser of all moneys which:

              (i) from time to time become due from the Purchaser to the Vendor under this Agreement; or

             (ii) arise out of or are payable in relation to any breach by the
                  Purchaser of or failure by the Purchaser to comply with any of its obligations under this Agreement; and

          (b) the due, punctual and proper performance and observance by the Purchaser of all of its other obligations under this Agreement.

     12.2 NO DISCHARGE: The liability of the Guarantor under this guarantee will constitute a principal obligation of the Guarantor and will not be discharged, released or otherwise affected:


           (a) by any delay, grant of time, release or compromise granted by the Vendor to the Purchaser or any other person;

           (b) by cancellation or termination of this Agreement;


           (c) by the Vendor exercising or refraining from exercising any rights against the Purchaser or any other person; or

           (d) by any other act, omission, matter, circumstance or law whereby the Guarantor would, but for the provisions of this clause, have been released from liability under this Agreement.

     12.3 CONTINUING GUARANTEE: This guarantee will remain in full force and effect until all liabilities and obligations of the Purchaser under this Agreement (including, without limitation, any liability of a type referred to in clause 6.6) have been fully discharged and all moneys payable to the Vendor under this Agreement have been fully paid, including moneys the payment or satisfaction of which is subsequently avoided or affected in any way, whether under any statutory provision or otherwise, so as to deprive the Vendor of the full benefit of such payment or satisfaction.

     12.4 INDEMNITY: As a separate and independent obligation, the Guarantor will be liable, and agrees to indemnify the Vendor, for all costs, losses, damages, claims, liabilities and expenses incurred or suffered by the Vendor, or that may be made against it, as a result of:

           (a) the failure on the part of the Purchaser to pay all moneys that from time to time become due from the Purchaser to the Vendor under this Agreement; or

           (b) any breach of any other obligation of the Purchaser under this Agreement.


     12.5 PAYMENT: The Guarantor will pay to the Vendor on demand all amounts payable pursuant to the guarantee and the indemnity contained in this clause 12.

     12.6 ABILITY TO ENFORCE: The Vendor may enforce the guarantee and the indemnity contained in this clause 12 against the Guarantor without first taking any steps or proceedings against the Purchaser.

     13.  EXPENSES


          Whether or not any of the transactions contemplated by this Agreement are consummated, each of the parties will (unless otherwise specified in this Agreement) bear its own legal and accountancy costs and other expenses of and incidental to the preparation, negotiation, execution of this Agreement and Settlement.


     14.  DELAY IN EXERCISE OF RIGHTS


     14.1 NO DELAY: No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of any other party's obligations under this Agreement is to:

          (a) operate as a waiver of or prevent the subsequent enforcement of that obligation; or

          (b) be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.

     14.2 EXERCISE OF RIGHTS AND WAIVERS:

          (a) Time is of the essence in this Agreement but no failure to exercise, and no delay in exercising, a right by a party will operate as a waiver of that right, nor will a single or partial exercise of a right preclude another or further exercise of that right or the exercise of another right.

          (b) No waiver by a party of its rights under this Agreement will be effective unless it is in writing signed by that party.

     14.3 PARTIAL INVALIDITY: The illegality, invalidity or unenforceability of a provision of this Agreement under any law will not affect the legality, validity or enforceability of that provision under another law or the legality, validity or enforceability of another provision.

     15.  FURTHER ASSURANCES AND POST SETTLEMENT

     15.1 FURTHER ASSURANCES: The parties will sign, execute and do all deeds, schedules, acts, documents and things as may reasonably be required by any other party, effectively to carry out and give effect to the terms and intentions of this Agreement, whether before or after Settlement. Without limiting the generality of the foregoing the Purchaser and the Guarantor will not take any steps that might adversely affect the success of the Contact IPO.

     15.2 POST SETTLEMENT: Notwithstanding Settlement, and to the extent that any provision of this Agreement is not performed or fulfilled at Settlement, that provision will not merge on Settlement and will continue in full force and effect.

     15.3 PUBLIC ANNOUNCEMENTS: The Purchaser agrees that it will not make any public statement or announcement with respect to this Agreement or any matter which is provided for in this Agreement or the Contact IPO, including without limitation the signing of this Agreement and Settlement nor will it enter into any discussion or correspondence, or otherwise have any communications of any nature, with any financial institution, analyst, broker or any other person in respect of the Contact IP0 (other than its financial adviser engaged prior to the date of this Agreement to assist it solely in respect of its acquisition of the shares), except in the case of a public announcement or statement where and to the extent that any such public statement or announcement is required by law, the listing requirements of a recognised stock exchange or the constitution (or its equivalent) of the Purchaser or the (Guarantor and then only in strict accordance with the Securities Act 1978, the Securities Regulations 1983 and the securities laws of any other relevant jurisdiction, having regard to the Contact IPO, and not without the Purchaser:

          (a) having provided the Vendor with a reasonable opportunity to comment on the proposed public statement or announcement prior to the making of the same; and

          (b) having considered, and having not declined (other than on reasonable grounds) to take account of, any comments which the Vendor may make.

     16.  AMENDMENTS

          No amendment to this Agreement will be effective unless it is in writing and signed by all the parties.

     17.  ASSIGNMENT

     17.1 SUCCESSORS: This Agreement will be binding on and enure for the benefit of the parties and their respective successors and, in the case of the Purchaser, its permitted assignees or transferees.

     17.2 ASSIGNMENT:

          (a) The Purchaser may not assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the Vendor, which may be given or withheld by the Vendor at its absolute discretion and, if given, given on such terms as it thinks fit.

          (b) Each permitted assignee or transferee of the Purchaser will have the same rights against the Vendor under this Agreement as if named in this Agreement as Purchaser.

     18.  NOTICES

     18.1 FORM OF NOTICE: Any notice or other communication to be made or delivered to any party under this Agreement is to be:

          (a) in writing;

          (b) signed by a person authorised by the sender; and

          (c) sent by facsimile, personal delivery or post to the facsimile number or address, and marked for the attention of the person or office holder (if any), from time to time designated by that party to the other parties for the purposes of this Agreement.

          The initial facsimile number, address and relevant person or office holder of the Vendor is set out under its name at the end of this Agreement, and for the Purchaser and the Guarantor is set out in
          Schedule 6.

     18.2 NOTICE EFFECTIVE: No communication is to be effective until received. A communication will, however, be deemed to be received by the addressee:


          (a) in the case of a facsimile, on the Business Day on which it is despatched or, if despatched after 5:00 p.m. (in the place of receipt) on a Business Day or, if despatched on a non-Business Day, on the next Business Day after the date of dispatch, in each case evidenced by the receipt of a transmission report from the machine on which the facsimile was transmitted;

          (b) in the case of personal delivery, when delivered;


          (c) in the case of a letter, if posted to an overseas address, on the third Business Day after posting by airmail, and if posted to a postal address in New Zealand, on the first Business Day after posting by fastpost; and

          (d) in the case of a communication to the Purchaser or Guarantor where the Purchaser or Guarantor comprises two or more persons, by receipt or deemed receipt by any one or more of such persons.

      19. COUNTERPARTS

          (a) This Agreement may be executed in two or more counterparts (including facsimile copies) each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          (b) A party may enter into this Agreement by executing any counterpart.

     20.  GOVERNING LAW

     20.1 NEW ZEALAND LAW: This Agreement is to be governed by and construed in accordance with the laws of New Zealand.

     20.2 SUBMISSION TO JURISDICTION: Each of the parties irrevocably and unconditionally agrees that the Courts of New Zealand have non-exclusive jurisdiction to hear and determine every matter that may arise out of or in connection with this Agreement.

     20.3 WAIVER OF IMMUNITY: The Vendor acknowledges that its obligations under this Agreement are private and commercial acts and, to the maximum extent permissible by law, irrevocably waives any rights to claim sovereign or other immunity from suit or action or process in respect of its obligations under this Agreement.

     21. PROCESS AGENT

          (a) The Purchaser and the Guarantor severally appoint the person specified in Schedule 6 (registered office of which at the Execution Date is set out in Schedule 6) in New Zealand to receive, for it and on its behalf, service of process of any legal action or proceedings in New Zealand arising out of or in connection with this Agreement and warrants that such person has agreed to so act (and that appointment will only be revocable if, contemporaneously with that revocation, the Purchaser or the Guarantor (as the case may be) appoints a substitute process agent in New Zealand acceptable to the Vendor and warrants that such person has agreed to so act).

          (b) Such service will be deemed completed on delivery to that process agent (whether or not it is forwarded to and received by the Purchaser or the Guarantor (as the case may be)).

      EXECUTED as an agreement.

     SIGNED on behalf of                        )
     HER MAJESTY THE QUEEN                      ) /s/ BILL ENGLISH
     IN RIGHT OF NEW ZEALAND                    ) ----------------
     acting through her Minister of             )
     Finance BILL ENGLISH                       )
     in the presence of:                        )



      /s/  ILLEGIBLE SIGNATURE       Signature of Witness
     -----------------------------
           Solicitor                 Occupation
     -----------------------------
           Wellington                Address
     -----------------------------

     Address: Commercial and Financial Branch, The Treasury, 1 the Terrace,
              Wellington

     Facsimile No.:499 0437

     Attention: Branch Manager

     SIGNED on behalf of                        )
     HER MAJESTY THE QUEEN                      ) /s/ A. L. SMITH
     IN RIGHT OF NEW ZEALAND                    ) ---------------
     acting through her Minister                )
     Responsible for Contact Energy             )
     Limited A. LOCKWOOD SMITH                  )
     in the presence of:                        )

      /s/   ILLEGIBLE SIGNATURE      Signature of Witness
     -----------------------------
      /s/  Solicitor                 Occupation
     -----------------------------

      /s/  Wellington                Address
     -----------------------------

     Address: Commercial and Financial Branch, The Treasury, 1 the Terrace,
              Wellington

     Facsimile No.:499 0437

     Attention: Branch Manager

     SIGNED as a deed by    )         /s/  GERRY LOUGHMAN
     EDISON MISSION ENERGY  )        --------------------------------
     TAUPO LIMITED in the   )        Authorised Signatory
     presence of:           )
                            )         /s/  MICHAEL KELLAND
                            )        ---------------------------------
                            )        Authorised Signatory

Witness:

 /s/  THOMAS ROBERT FAIL
---------------------------
Signature of witness                 of

 /s/  Thomas Robert Fail
---------------------------
Full name of witness

      Solicitor
---------------------------
Occupation of witness

      Wellington
---------------------------
Address of witness


     SIGNED as a deed by        )     /s/  GERRY LOUGHMAN
     EDISON MISSION ENERGY      )    ---------------------------------
     in the presence of:        )    Authorised Signatory
                                )
                                )     /s/  MICHAEL KELLAND
                                )    ---------------------------------
                                )    Authorised Signatory

Witness:

 /s/  THOMAS ROBERT FAIL
---------------------------
Signature of witness

      Thomas Robert Fail
---------------------------
Full name of witness

      Solicitor
---------------------------
Occupation of witness

      Wellington
---------------------------
Address of witness

                                   SCHEDULE 1

                               REGISTERED HOLDERS
-----------------------------------------------------------------------------------------
     Name and Address           Holding of Shares             Shares Subject to This
                                                                     Agreement
-----------------------------------------------------------------------------------------
Minister of Finance             301,975,000 ordinary shares   120,790,000 ordinary shares
Parliament Buildings
Wellington
-----------------------------------------------------------------------------------------
Minister Responsible for        301,975,000 ordinary shares   120,790,000 ordinary shares
Contact Energy Limited
Parliament Buildings
Wellington
-----------------------------------------------------------------------------------------

                                  SCHEDULE 2

                           FORM OF LETTER OF CREDIT


                              [Issuer Letterhead]


                             IRREVOCABLE STANDBY
                           LETTER OF CREDIT NO. [ ]
                              DATED: [          ]


     To: [Crown]
          [address]


     [Acceptable Bank] (the "Issuer") hereby issues this irrevocable standby Letter of Credit No. [ ] in favour of [Crown] (the "Beneficiary") at the request of [Purchaser/Other party] (the "Account Party") [on behalf of [Purchaser] (the "Purchaser").

     This Letter of Credit is issued in connection with the [Account Party's/Purchaser's] obligations to pay certain amounts pursuant to an Agreement for the Sale and Purchase of Shares in Contact Energy Limited
     dated [       ] 1999 between the Beneficiary and the [Account
     Party/Purchaser] [and other/s] (the "Agreement") for the sum of [Purchase Price (or part thereof, if more than one letter of credit)] New Zealand Dollars (NZ$[Purchase Price (or part thereof, if more than one letter of credit)]) (the "Maximum Amount") and shall expire on the date of receipt by the Beneficiary of the Maximum Amount in accordance with this Letter of Credit or 7 November 1999 whichever is the earlier (the "Expiry Date").

     This Letter of Credit is available for payment up to, in aggregate, the Maximum Amount immediately on presentation at [New Zealand Address] no later than 3pm on a business day on or before the Expiry Date of a communication purporting to be from the Beneficiary to the Issuer quoting "Drawing under [Issuer] Standby Letter of Credit No. [ ] dated
     [           ]" and containing the following statement: "We certify on
     behalf of the

      Beneficiary that the [Account Party/Purchaser] has failed to pay NZ$[    ]
      being [the whole/part] of the Purchase Price under the Agreement. We therefore make demand on you under the above referenced letter of credit
      in the amount of NZ$[        ]. Please pay this amount to [nominated
      account details]. Terms used in this communication have the same meaning as in the above referenced Letter of Credit."


      Partial drawings are permitted.


      The Issuer undertakes to the Beneficiary that demands made in compliance with the terms of this Letter of Credit will be duly honoured on presentation without reference to the Account Party and agrees to pay the funds demanded telegraphically, with same day value to the Beneficiary's nominated account referred to in the demand without any discount, deduction, set-off or counterclaim whatsoever.

      Except as otherwise stated herein this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits 1993 Revision International Chamber of Commerce Publication No. 500 and, subject to that, is governed by, and is to be construed in accordance with the provisions of, the laws of New Zealand. The Issuer irrevocably submits to the nonexclusive jurisdiction of the courts of New Zealand in respect of any matter arising in relation to this Letter of Credit.


      SIGNED by
      [Issuer]
      by:


      in the presence of:


      ------------------------

      ------------------------

      ------------------------

                                   SCHEDULE 3

                               FORM OF INDEMNITY


--------------------------------------------------------------------------------

                               DEED OF INDEMNITY


THIS DEED dated the                     day of                              1999


BETWEEN HER MAJESTY THE QUEEN IN RIGHT OF NEW ZEALAND acting by and through her MINISTER OF FINANCE and her MINISTER RESPONSIBLE FOR CONTACT ENERGY LIMITED (the "CROWN")


AND        EDISON MISSION ENERGY TAUPO LIMITED (the "PURCHASER")


AND        EDISON MISSION ENERGY (the "GUARANTOR")


RECITALS:

A. The Purchaser has, contemporaneously with this deed, entered into an agreement for sale and purchase (the "AGREEMENT FOR SALE AND PURCHASE") with the Crown pursuant to which it will acquire from the Crown 241,580,000 of the shares in Contact Energy Limited (the "COMPANY"), being 40.0% of the issued shares in the Company.

B. The Crown intends to sell the remaining 362,370,000 shares in the Company by means of an initial public offering of the shares involving a combined global offering to members of the public and institutional and professional investors in New Zealand and to institutional and professional investors in Australia (the "AUSTRALASIAN OFFERING"), and to institutional and professional investors in the United States and other countries (the "INTERNATIONAL OFFERING").

C. The Purchaser has provided certain written information to the Crown and the Company for inclusion in offering documents relating to the Contact IPO.

D. Such information includes information relating to the Purchaser's operations and differences in strategic vision in relation to the Company from that outlined in the offering documents.

E. In terms of the Agreement for Sale and Purchase, the Purchaser has agreed to indemnify the Crown, the Company, its directors and former directors and each member of the Syndicate against, amongst other things, any loss or liability arising as a result of, or attributable to, any error, or misstatement or omission in respect of such information.

F.   The parties wish to record the terms of the indemnity as set out below.


WITNESSES AS FOLLOWS:

1.   INTERPRETATION

     1.1 DEFINITIONS: In this deed (including in the Recitals), unless the context otherwise requires:

            "AGREEMENT FOR SALE AND PURCHASE" is defined in Recital A;

            "AUSTRALASIAN OFFERING" is defined in Recital D of the Agreement for Sale and Purchase;

            "BIDDING RULES" means the bidding rules dated January 1999 issued by the Crown relating to the sale of shares in the Company by international tender, as the same may have been amended from time to time, the operative version of which as at the Final Bid Date is attached as the schedule to this deed;

            "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which registered banks (within the meaning of the Reserve Bank of New Zealand Act 1989) are open for the transaction of normal banking business in Wellington;

            "COMPANY" is defined in Recital A;

            "CONTACT IPO" means the intended initial public offering of up to 362,370,000 shares in the Company to be effected by means of the Australasian Offering and the International Offering;

            "FINAL BID DATE" means the final date for delivery of final bids under the Bidding Rules, as set out in clause 3.5 of the Bidding Rules and as amended, if at all, by the Crown in accordance with the Bidding Rules;

            "INDEMNIFIED PARTIES" means the Crown, the Company, the directors and former directors of the Company and every member of the Syndicate;

            "INFORMATION" means any and all written information and confirmations in the Verification Certificate;

            "INTERNATIONAL OFFERING" is defined in Recital D of the Agreement for Sale and Purchase;

            "LIABILITIES" includes, but is not limited to, all claims, losses, costs (including legal costs), damages, charges and expenses which the Indemnified Parties, or any of them, may suffer or incur in respect of any action or claim, including all proceedings, suits, enquiries or investigations, which may be brought or threatened to be brought against the Indemnified Parties, or any of them, and whether or not such proceedings are successful, compromised or settled and however the liabilities are suffered or properly and reasonably incurred in disputing any such proceedings;

            "OFFERING DOCUMENTS" means the documents that are, or are intended to be, made available to potential investors in the Company in relation to the Contact IPO, whether in New Zealand or elsewhere;

            "RELATED BODY CORPORATE" bears the same meaning as in the Securities Amendment Act 1988;

            "SYNDICATE" means ABN AMRO Rothschild (the equity capital markets joint venture of the Rothschild and ABN AMRO groups of companies), NM Rothschild & Sons Limited, Rothschild Australia Securities Limited, ABN AMRO Bank NV, ABN AMRO Corporate Finance Australia Limited, and every Related Body Corporate of any such company, and every other person identified in any of the Offering Documents as a manager and/or co-lead manager of the International Offering and/or the Australasian Offering;

            "VERIFICATION CERTIFICATE" means the certificate referred to in section 4 of the Bidding Rules;


     1.2 PARTIES: In this deed, a reference to any party is to a party to this deed and includes, as far as is consistent with the provisions of this deed, that party's successors in title and permitted assigns.

     1.3 STATUTES: In this deed, any reference to a statute or statutory provision, or order or regulation made under it, includes:

            (a) that statute, provision, order or regulation, as amended, modified, re-enacted or replaced from time to time; and

            (b) any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by that statute, provision, order or regulation.


     1.4    GENERAL REFERENCES: In this deed, any reference to:

            (a) a "PERSON" includes an individual, body corporate, an association of persons (whether corporate or not), a trust, estate and agency of a state (in each case, whether or not having separate legal personality and whether incorporated or existing in New Zealand or elsewhere);

            (b) a "SUBSIDIARY" is to a subsidiary as defined in the Companies Act 1993 or the Corporations Law (Australia);

            (c)   one gender includes each other gender;

            (d)   the singular includes the plural and vice versa;

            (e) an agreement includes that agreement as modified, supplemented, novated or substituted from time to time; and

            (f)   time is to New Zealand standard time.


     1.5    HEADINGS: Headings are to be ignored in construing this deed.


     1.6 JOINT AND SEVERAL - PURCHASER: Where two or more persons are named as "the Purchaser" the expression "the Purchaser" shall be a reference to each of the said persons severally as well as any two or greater number of them jointly, and the obligations and agreements of the Purchaser in this deed shall bind each of them and every two or greater number of them jointly and each of them severally provided however that the delivery by or on behalf of the Crown of any notice, document or information to any one or more of them shall be deemed to be delivery to all of them.


     1.7 JOINT AND SEVERAL - GUARANTOR: Where two or more persons are named as "the Guarantor" the expression "the Guarantor" shall be a reference to each of the said persons severally as well as any two or greater number of them jointly, and the obligations and agreements of the Guarantor in this deed shall bind each of them and every two or greater number of them jointly and each of them severally provided however that the delivery by or on behalf of the Crown of any notice, document or information to any one or more of them shall be deemed to be delivery to all of them.

     1.8 JOINT AND SEVERAL - GENERAL: The obligations and agreements of the Purchaser and the Guarantor in this deed shall bind each of them and every two or greater number of them jointly and each of them severally.


2.   WARRANTY AS TO INFORMATION

     The Purchaser and the Guarantor represent and warrant to the Indemnified Parties that:

     2.1 STATEMENTS OF FACT: all statements of fact contained in the Information are true and accurate in all material respects and not misleading in any material respect;


     2.2 STATEMENTS OF OPINION: all statements of opinion and all statements of intention and expectation in the Information are honestly held by it after careful consideration and such expressions of opinion and statements of intention and expectation are fair and reasonable; and


     2.3 NO OMISSIONS: the Information does not omit any particular which is material in the context of the Contact IP0.


3.   INDEMNITY


     3.1 INDEMNIFICATION BY PURCHASER AND GUARANTOR: The Purchaser and the Guarantor hereby indemnifies and saves harmless each of the Indemnified Parties from and against any and all Liabilities, and any other claims, losses, costs (including legal costs), damages, charges and expenses which the Indemnified Parties, or any of them, may suffer or incur, in each case arising out of or attributable to any breach of the representations and warranties set out in clause 2 where the Information in respect of which the breach arises is included in or referred to, in any way, (provided such is not materially different to the form in which it was provided) in all or any of the Offering Documents or relied upon by any of the Indemnified Parties in the compilation of all or any of the Offering Documents.


     3.2 LIABILITIES: Without limiting the generality of clause 3.1, the indemnity contained in that clause shall extend to, and for the purposes of this deed be read to include any liabilities arising:


            (a) by virtue of the terms of, or by the reference to, any document by which the Contact IP0 is made;


            (b) by virtue of the communication, disclosure or use of any of the Information (materially in the form in which it was provided) which has been disclosed by or on behalf of the Purchaser for the purposes of the formulation, preparation and implementation of the Contact IPO or all or any of the Offering Documents;


            (c) whether or not the liabilities arise in tort, contract, by statute, by operation of law or otherwise howsoever; and


            (d) wherever and whenever the liabilities are suffered, incurred or brought.


     3.3 DEFENCE OF CLAIMS: If any legal proceeding shall be instituted, or any claim or demand made, against any Indemnified Party in respect of which the Purchaser and/or Guarantor may be liable hereunder, such Indemnified Party shall give prompt written notice thereof to the Purchaser and Guarantor, and if they accept liability hereunder, the Purchaser and/or Guarantor shall have the right to defend any such litigation, action, suit, demand or claim for which such Indemnified Party may seek indemnification, provided that:


            (a) the Purchaser and/or Guarantor obtains an opinion from counsel nominated by the Crown that they have a better than even prospect of success;


            (b) the reputation of the Indemnified Parties is not unduly harmed; and


            (c) the insurers of the Indemnified Party do not object to the defence of the litigation, action, suit, demand or claim by the Purchaser and/or Guarantor;


            unless the legal proceeding instituted, or the claim or demand made, relates solely and exclusively to the Information, in which case the Purchaser and the Guarantor shall have an unconditional right to defend any such litigation, action, suit, demand or claim but only insofar as the relevant legal proceedings, claim or demand continues at all times thereafter to be related solely and exclusively to the Information. The Crown shall extend reasonable co-operation in connection with and such defence, which shall be at the expense of the Purchaser and Guarantor.


     3.4 DEFENCE BY CROWN: If the Purchaser or Guarantor shall not have the right to assume the defence of any litigation, action, suit, demand or claim in accordance with clause 3.3, the Indemnified Parties shall have the absolute right to control the defence of and to settle, in their sole discretion and without the consent of the Purchaser or Guarantor, such litigation, action, suit, demand or claim.

4.   CONTRACTS (PRIVITY) ACT

     The warranties, covenants and agreements given by the Purchaser and the Guarantor in this deed are given for the benefit of each of the Indemnified Parties and are intended to be enforceable at the suit of each of them pursuant to the Contracts (Privity) Act 1982.


5.   ASSIGNMENT

     Neither the Purchaser nor the Guarantor may assign or transfer all or any part of its rights or obligations under this deed without the prior written consent of the Crown, which such consent may be given or withheld by the Crown at in absolute discretion and, if given, given on such terms and conditions as it thinks fit.


6.   DELAY AND EXERCISE OF RIGHTS

     6.1 NO DELAY: No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of any other party's obligations under this deed is to:

           (a) operate as a waiver of or prevent the subsequent enforcement of that obligation; or


           (b) be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.


     6.2 EXERCISE OF RIGHTS AND WAIVERS: Time is of the essence in this deed but no failure to exercise, and no delay in exercising, a right by a party will operate as a waiver of that right, nor will a single or partial exercise of a right preclude another or further exercise of that right or the exercise of another right. No waiver by a party of its rights under this deed will be effective unless it is in writing signed by that party.


7.   FURTHER ASSURANCES

     The parties will sign, execute and do all deeds, schedules, acts, documents and things as may reasonably be required by any other party, effectively to carry out and give effect to the terms and intentions of this deed.

8.   NOTICES

     8.1 FORM OF NOTICE: Any notice or other communication to be made or delivered to any party under this deed is to be:

           (a)   in writing;

           (b)   signed by a person authorised by the sender; and

           (c) sent by facsimile, personal delivery or post to the facsimile number or address, and marked for the attention of the person or office holder (if any), from time to time designated by that party to the other parties for the purposes of this deed.

           The initial facsimile number, address and relevant person or office holder of each party is set out under its name at the end of the Agreement for Sale and Purchase.

     8.2 NOTICE EFFECTIVE: No communication is to be effective until received. A communication will, however, be deemed to be received by the addressee:

           (a) in the case of a facsimile, on the Business Day on which it is despatched or, if despatched after 5:00 p.m. (in the place of receipt) on a Business Day or, if despatched on a non-Business Day, on the next Business Day after the date of dispatch, in each case evidenced by the receipt of a transmission report from the machine on which the facsimile was transmitted;

           (b)   in the case of personal delivery, when delivered;

           (c) in the case of a letter, if posted to an overseas address, on the third Business Day after posting by airmail, and if posted to a postal address in New Zealand, on the first Business Day after posting by fastpost; and

           (d) in the case of a communication to the Purchaser or Guarantor where the Purchaser or Guarantor comprises two or more persons, by receipt or deemed receipt by any one or more of such persons.


9.   COUNTERPARTS

     This deed may be executed in two or more counterparts (including facsimile copies) each of which will be deemed an original, but all of which together will constitute one and the same instrument. A party may enter into this deed by executing any counterpart.


10.  GOVERNING LAW

     10.1 NEW ZEALAND LAW: This deed is to be governed by and construed in accordance with the laws of New Zealand.

     10.2 SUBMISSION TO JURISDICTION: Each of the parties irrevocably and unconditionally agrees that the Courts of New Zealand have non-exclusive jurisdiction to hear and determine every matter that may arise out of or in connection with this deed.

     10.3 WAIVER OF IMMUNITY: The Crown, to the maximum extent permissible by law, irrevocably waives any rights to claim sovereign or other immunity from suit or action or process in respect of this Deed and/or its subject matter.

     In witness of which this deed has been executed.

     SIGNED on behalf of                     )
     HER MAJESTY THE QUEEN                   )
     IN RIGHT OF NEW ZEALAND                 )
     acting through her Minister of          )
     Finance BILL ENGLISH                    )
     in the presence of:                     )


     _______________________________         Signature of Witness

     _______________________________         Occupation

     _______________________________         Address


     Address: Commercial and Financial Branch, The Treasury, 1 the Terrace, Wellington

     Facsimile No.:  499 0437

     Attention:      Branch Manager

     SIGNED on behalf of                     )
     HER MAJESTY THE QUEEN                   )
     IN RIGHT OF NEW ZEALAND                 )
     acting through her Minister for         )
     Responsible For Contact Energy          )
     Limited A. LOCKWOOD SMITH               )
     in the presence of:                     )


     _______________________________         Signature of Witness

     _______________________________         Occupation

     _______________________________         Address


     Address: Commercial and Financial Branch, The Treasury, 1 the Terrace, Wellington

     Facsimile No.:  499 0437

     Attention:      Branch Manager

     SIGNED as a deed by                     )
     EDISON MISSION ENERGY                   )  ______________________________
     TAUPO LIMITED in the                    )  Authorised Signatory
     presence of:                            )
                                             )
                                             )  ______________________________
                                             )  Authorised Signatory


     Witness:

     ____________________________________
     Signature of witness

     ____________________________________
     Full name of witness

     ____________________________________
     Occupation of witness

     ____________________________________
     Address of witness


     SIGNED as a deed by                     )
     EDISON MISSION ENERGY                   )  ______________________________
     in the presence of:                     )  Authorised Signatory
                                             )
                                             )
                                             )  ______________________________
                                             )  Authorised Signatory


     Witness:

     ____________________________________
     Signature of witness

     ____________________________________
     Full name of witness

     ____________________________________
     Occupation of witness

     ____________________________________
     Address of witness


                                   SCHEDULE

                                 BIDDING RULES

                               [To be attached.]

                                  SCHEDULE 4

                                 BIDDING RULES

--------------------------------------------------------------------------------

                                 BIDDING RULES

                          FOR THE SALE OF 40 PER CENT

                                OF THE SHARES IN

                             CONTACT ENERGY LIMITED

                                   ISSUED BY


                           HER MAJESTY THE QUEEN IN
                             RIGHT OF NEW ZEALAND


                                   ADVISED BY


                              ABN AMRO ROTHSCHILD



                                                January 1999

--------------------------------------------------------------------------------

    TABLE OF CONTENTS


    1. Offer for Sale and summary of Bidding Rules.......................... 1
    2. Indicative Bids...................................................... 3
    3. Final Bid Process.................................................... 5
    4. Initial Public Offering.............................................. 8
    5. General.............................................................. 9


    ENCLOSURES


    I.     Indicative Timetable
    II.    Letter of Application
    III.   Form of Bid Bond


    These Bidding Rules have been distributed and should be read in conjunction with an Information Memorandum in relation to Contact Energy Limited compiled by ABN AMRO Rothschild and dated January 1999 and the covering letter sent by ABN AMRO Rothschild dated 15 January 1999. Particular attention with respect to the sale process is drawn to paragraphs 1.5 and 15 in the Information Memorandum as these Bidding Rules are not intended to be definitive as to every aspect of the sale process.

--------------------------------------------------------------------------------
    DEFINITIONS


    "ABN AMRO ROTHSCHILD" means the Equity Capital Markets joint venture of the Rothschild and ABN AMRO Groups, which has been appointed to advise the Crown on the sale of its shareholding in Contact.

    "AWARDEE" means the successful Bidder.

    "BID" means the unilateral and irrevocable offer of the Bidder to acquire the Shareholding made pursuant to and in accordance with these Bidding Rules.

    "BID BOND" means the bond required to be submitted by each Bidder in accordance with and as further described in section 3.6.

    "BIDDER" means the persons referred to in section 1.3 and any parties named as purchaser or guarantor under the Sale and Purchase Agreement in that document as submitted on the Final Bid Date in accordance with section 3.6(a).

    "BIDDING GROUP" means a group of investors that jointly participates in the Final Bid Process as a single Bidder.

    "BIDDING RULES" means these rules as approved by the Crown, as these may be amended, supplemented or clarified in accordance with section 5.1.

    "CONTACT" means Contact Energy Limited, a state enterprise within the meaning ascribed to that term by the State-Owned Enterprises Act 1986.

    "CD-ROMS" means the CD-Roms containing information relevant to Contact that will be provided to Bidders who are invited to participate in the Final Bid Process.

    "CROWN" means Her Majesty the Queen in right of New Zealand acting through and by her Minister of Finance and her Minister for State-Owned Enterprises.

    "DATA ROOM" means the data room or rooms each containing documents and other information relevant to Contact which will be open to Bidders who are invited to participate in the Final Bid Process.

    "FINAL BID PROCESS" means the process involving the submission of final Bids by the small number of Bidders and as outlined in Section 3.

    "GOVERNING LAWS" means the laws of New Zealand.

    "INFORMATION MEMORANDUM" means the information memorandum issued by the Crown in relation to the sale of the Shareholding dated January 1999.

    "IPO" means initial public offering within the meaning generally ascribed to that term by the financial services industry.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    "OFFERING DOCUMENTS" means the prospectus, investment statement and Rule 144A documentation pursuant to which shares in Contact are to be offered for sale by the Crown in an IPO.

    "SALE AND PURCHASE AGREEMENT" means the agreement to be executed by the Crown and the Awardee setting forth the terms upon which the Awardee shall acquire the Shareholding.

    "SECTION" refers to a section of these Bidding Rules.

    "SHAREHOLDING" in relation to Contact, means the 40 per cent of the ordinary shares of Contact being offered for sale by the Crown pursuant to the process outlined in these Bidding Rules.

    "STANDSTILL AGREEMENT" means the agreement between the Awardee and the Crown whereby for a specified period the Awardee will agree:

    (i)   not to sell or dispose of the Shareholding; and

    (ii)  not to acquire an interest in any other securities of Contact.

    "VERIFICATION CERTIFICATE" means the certificate in the form attached as Attachment IV.

    References to "party" or "interested party" are references to persons who may become Bidders whether alone or as a member of a Bidding Group.
--------------------------------------------------------------------------------

    BIDDING RULES

    l.  OFFER FOR SALE AND SUMMARY OF BIDDING RULES

        1.1 The Crown is offering to sell the Shareholding by international tender. This sale will be made in conjunction with an IPO of Contact by which the Crown proposes to dispose of the balance of its shareholding in Contact. Following the IPO, it is intended that the ordinary shares of Contact offered for sale in the IPO will be listed on the New Zealand Stock Exchange, and possibly also on the Australian Stock Exchange.

        1.2 The sale process for the Shareholding will be governed by these Bidding Rules, as may be amended as outlined in section 5, and by the Governing Laws. Parties should note that amendments and any changes to the process will be notified through the website established by ABN AMRO Rothschild. The website should be regularly checked as interested parties will be deemed to have notice of any amendments or changes placed on the website.


        1.3  The sale process for the Shareholding will be a two-stage process:

             (i) interested parties who have received a copy of the Information Memorandum must submit indicative non-binding bids and meet the other requirements set out in Section 2;

             (ii) the Crown will then select from those parties who have submitted indicative non-binding bids and met the other requirements set out in section 2, a small number of parties who will be invited to undertake due diligence and participate in the Final Bid Process (each such party, inter alia, constituting a "Bidder"), as outlined in section 3.

        1.4 An indicative timetable outlining the key milestone dates (which as noted may be subject to change) is annexed as Attachment l. Interested parties and Bidders must adhere strictly to the timetable.

        1.5 By submitting indicative non-binding bids parties will be agreeing to be bound by these Bidding Rules.

        1.6  Parties should note that:

             (i) aside from entering into the Sale and Purchase Agreement, the Awardee will be expected to enter into the Standstill Agreement (signed by all members of a Bidding Group where relevant);

             (ii) the sale of the Shareholding will be conditional upon the IPO of Contact being successfully concluded; and

             (iii) Bidders will be expected to provide certain information to the Crown as part of the Contact IPO process and, if successful, will be expected to indemnify the Crown, Contact and its directors in relation to errors, omissions and mis-statements relating to that information.

2.   INDICATIVE BIDS


     2.1 Interested parties wishing to participate in the Final Bid Process should submit an indicative non-binding bid (in the form annexed as Attachment II), together with the other information outlined in section 2.3.

     2.2 The indicative price should be a specified price rather than being expressed as a range of prices.

     2.3 The Crown wishes interested parties to provide documentary evidence of the following matters:

          (i) existing ownership or significant operational experience in the energy sector (parties intending to bid as a Bidding Group should ensure that at least one member can meet this requirement);

          (ii) how their Bid will contribute to the success of the Contact IPO (parties should include a brief indicative outline of their broad intentions relating to Contact and indicate any significant differences in strategic vision to that outlined by Contact in the Information Memorandum);

          (iii) their capacity to complete the process in the time required, including financial capacity to fund the likely cost of the Shareholding (details of financial accounts and any credit ratings should be provided where appropriate);

          (iv) clearance or authorisation granted under the Commerce Act 1986 or an explanation satisfactory to the Crown as to why application for such is not necessary or evidence that they have submitted an application for Commerce Commission clearance that was registered by the Commerce Commission on or before 3 February 1999 (note: where a party or parties may directly or indirectly have any local operations in the New Zealand energy sector, the Crown will expect such party to seek and obtain clearance or authorisation);

          (v) that application for consent from the Overseas Investment Commission has been made;

          (vi) that any other regulatory consents required in New Zealand or elsewhere have been obtained; and

          (vii) evidence that a relevant senior employee representative of the Bidder has the requisite corporate authority to investigate and negotiate a purchase of the Shareholding.

     2.4 Indicative non-binding bids, together with the other information required as per section 2.3, should be delivered in a sealed envelope to the offices of ABN AMRO Rothschild at Level 11, Castrol House, 36 Customhouse Quay, Wellington no later than 5:00pm on 3 February 1999, New Zealand time. Any late indicative bids will not be accepted.

3.   FINAL BID PROCESS


     3.1 A small number of interested parties who have complied with section 2 will be invited to participate in the Final Bid Process, provided that in respect of any interested party who had applied for, and the Commerce Commission had registered, on or before 3 February 1999, an application for Commerce Commission clearance, if the Commerce Commission does not grant them clearance by 12 February 1999, their involvement in the Final Bid Process, including, without limiting the generality of the foregoing, the due diligence review referred to in section 2, shall cease forthwith.

     3.2 Bidders will be permitted to undertake a due diligence review of Contact in accordance with the procedures outlined by ABN AMRO Rothschild on behalf of the Crown.

     3.3 Bidders will be given the opportunity to comment on drafts of the Sale and Purchase Agreement and Standstill Agreement prior to the deadline for submission of final Bids. Drafts will be provided on 5 February 1999. These documents will be able to be accessed through the website established by ABN AMRO Rothschild. Bidders' comments must be provided to the Crown, through ABN AMRO Rothschild, no later than 22 February 1999. The Crown, in its sole discretion, may accept or reject any comments. Final versions of these documents will be provided to Bidders on 5 March 1999. No further changes to these documents will be accepted.

     3.4 Reference to Bidders' involvement in relation to the IPO process is outlined in section 4.

     3.4A All Bidders will be required to submit the identity and details of the proposed purchaser entity to ABN AMRO Rothschild no later than 22 February 1999. Purchaser entities which are not the shortlisted Bidder notified by ABN AMRO Rothschild will be required to provide an acceptable Guarantor of their obligations under the Sale and Purchase Agreement. Parties intending to bid as a Bidding Group should note that they will be required to advise ABN AMRO Rothschild of the proposed consortium no later than 22 February 1999, and to submit to ABN AMRO Rothschild on that date the following information:

           (i) details and the identity of the consortium members and all relevant arrangements among them;

           (ii)  details and the identity of the proposed purchaser entity.

           The shortlisted Bidder, directly or through a wholly owned subsidiary will be required to own at least an effective 75% equity interest in the relevant

           Bidding Group and will be required to guarantee the obligations of the Bidding Group.

     3.5 Each final Bid for a Shareholding must be expressed to be an irrevocable and unconditional offer (executed as a deed) capable of acceptance within 21 days and must be delivered, in a sealed envelope, together with the documents referred to in section 3.6, to the offices of ABN AMRO Rothschild at Level 11, Castrol House, 36 Customhouse Quay, Wellington by 5:00pm on 20 March 1999, New Zealand time. Any late Bids will not be accepted.

     3.6   The following documents or information must accompany final Bids:

           (i) the Sale and Purchase Agreement (including the purchase price for the Shareholding) and Standstill Agreement duly executed by the Bidder (signed by all members of the Bidding Group, where relevant);

           (ii) a Bid Bond in the amount of NZ$25 million (in the form annexed as Attachment III) from an internationally recognised bank with a credit rating for long term debt of AA- or better, as issued by Standard & Poors (or a comparable credit rating issued by another internationally recognised rating agency);

           (iii) the Verification Certificate, duly executed by a senior representative of the Bidder, for and on behalf of the Bidder;

           (iv) evidence of due execution of all documents and of all corporate, regulatory, governmental and other consents; and

           (v) where the Bidder is a Bidding Group, executed copies of all agreements, arrangements and understandings between the members.

     3.7 The Sale and Purchase Agreement will be expressed to be conditional upon successful completion of the Contact IPO, such condition to be satisfied no later than 29 October 1999.

     3.8 The Bid Bond must secure a Bidder's obligations under these Bidding Rules, the Bid of the Bidder and the Sale and Purchase Agreement. The Bid Bond will be returned to the Bidder (undrawn and uncalled): (a) where the Bidder is the Awardee, in accordance with clause 4.1 of the Sale and Purchase Agreement; or (b) where the Bidder is not the Awardee, upon the Crown receiving a letter or letters of credit in accordance with clause 4.1 of the Sale and Purchase Agreement entered into with the Awardee.

     3.9 The successful Bidder, on being so notified by the Crown, shall be required to lodge, or procure the lodgement of, within 7 days thereafter, an irrevocable letter or letters of credit, in favour of the Crown, issued by an internationally recognised bank or banks having a credit rating for long term debt of AA- or better, as issued by Standard & Poors (or a comparable credit rating issued by another internationally recognised rating agency), for (in aggregate) the full purchase price of the Shareholding as recorded in the Sale and Purchase Agreement between the Crown and the Bidder.

     3.10 The Crown has sole and complete discretion to accept or reject any or all Bids of any or all Bidders, to cancel the sale process and to run the process generally as it deems fit.

     3.11 The Crown reserves the right to consider any factor when determining the successful Bid and to deal with any Bidder individually or simultaneously with others, or to revert back to other Bidders.

     3.12 The Crown shall have no obligation to accept any Bid whether or not such Bid represents the best and/or highest offer for the Shareholding.

     3.13 Without limiting the generality of sections 3.10 to 3.13, once parties have been short-listed to participate in the Final Bid Process, the Crown's decision as to the successful Bid is likely to be determined primarily on price.

4.   INITIAL PUBLIC OFFERING

     4.1 Submission of a Bid by a Bidder will constitute acknowledgement that the Crown proposes to sell the balance of the issued share capital in Contact (being 60% of the capital of Contact) through an IPO to be conducted in conjunction with the sale of the Shareholding. The IPO will:

           (a)   be managed and organised by ABN AMRO Rothschild;

           (b) will consist of a public offer in New Zealand and a private institutional offer in the United States of America and elsewhere;

           (c) will result in the shares in Contact being listed on both the New Zealand Stock Exchange and possibly the Australian Stock Exchange.

     4.2 Copies of the Offering Documents will be made available to Bidders on or about 18 February 1999. Bidders will not be expected to make extensive comments on the Offering Documents but will be expected to provide the information outlined in section 4.4 for inclusion, assuming they are successful, and indicate any differences in strategic vision in relation to Contact from that outlined in the Offering Documents.

     4.3 The Crown will appoint three nominees of the Awardee to the Board of Contact immediately prior to settlement of the Sale and Purchase Agreement (which is to occur on completion of the IPO just prior to stock exchange listing). The Crown does not wish to know the identity of the nominees until just prior to settlement.

     4.4 Each Bidder will be asked to provide a profile and information relating to its operations and other relevant information for inclusion in the Offering Documents, (assuming it is the successful Bidder). Such information shall be provided by Bidders to the Crown by 13 February 1999. Further comments in relation to any differences in strategic vision and any other comments are to be provided by Bidders no later than 23 February 1999. Bidders will also need to supply a Verification Certificate confirming their provision of, and agreement to use of, and confirmation of, the information and extracts specified in that certificate, which information and extracts are to be included in the Offering Documents substantially in the form in which it appears in the Verification Certificate.

     4.5 Bidders should note that the Sale and Purchase Agreement will contain covenants whereby the Awardee will provide an indemnity in favour of the Crown, Contact and its directors for errors, omissions and misstatements in relation to the information provided and confirmations made pursuant to section 4.4 and referred to in the Verification Certificate.

5.   GENERAL

     5.1 The Crown reserves the right at any time, in its sole discretion, to revoke, modify, amend or terminate any of these Bidding Rules or the indicative timetable without prior notification or justification. Any such changes will be notified to parties through the website established by ABN AMRO Rothschild. Parties should regularly check the website as placement of information thereon will be deemed to be notice of any change to these Bidding Rules.

     5.2 These Bidding Rules shall be governed and construed in accordance with the Governing Laws and all parties submit to the non-exclusive jurisdiction of the New Zealand courts.

                                 ATTACHMENT I
                             INDICATIVE TIMETABLE

     1999

     15 January      Information Memorandum and Bidding Rules

      3 February     Indicative non-binding bids and supporting information due

      5 February     Short-listed Bidders notified of admission in Final Bid
                     Process

                     Due diligence commences: CD-Roms provided to Bidders (and access to Data Room)

                     Forms of Sale and Purchase Agreement and Standstill Agreement made available to Bidders

     13 February     Bidder's profile for Offering Documents due

     22 February     Draft IPO Offering Documents made available to Bidders


     22 February     Bidder's comments on Sale and Purchase Agreement and
                     Standstill Agreement due and the final date for Bidders to advise details and identity of intending Bidding Groups and any relevant proposed arrangements, and the final date for Bidders to advise details and identity of intending purchaser entities.

     24 February     New Zealand prospectus made available to Bidders.

     26 February     Bidder's comments on strategic vision for Contact and any
                     other comments on Offering Documents due

     5 March Final versions of Sale and Purchase Agreement and Standstill Agreement provided to Bidders

     12 March        Last day for any final due diligence queries

     20 March        Submission of final binding Bids due

     Week beginning  Crown approves selected Bidder
     22 March

                                 ATTACHMENT II

                   FORM OF INDICATIVE NON-BINDING BID LETTER
                            (on Bidder's letterhead)

[date]


ABN AMRO Rothschild
Level 11, Castrol House
36 Customhouse Quay
Wellington
NEW ZEALAND

For:   Peter Bird/Liz Kelly

Contact Energy Limited

We wish to conduct due diligence investigations and discussions with the management of Contact Energy Limited ("Contact") with a view to submitting a final bid for the purchase of 40 per cent of the issued shares in Contact ("Shareholding") from the Crown. Based on our investigations to date, we believe we would be prepared to acquire the Shareholding for a total price of
NZ$[         ]. This is an indicative non-binding bid.

We agree/our Bidding Group agrees to be bound by the Bidding Rules for the sale of the Shareholding dated January 1999.

This letter is solely an indication of interest and a request to be admitted into the Final Bid Process. It does not constitute an offer or commitment on our part to submit a final bid at a future time, and, except for agreeing to be bound by the Bidding Rules, is not intended to have any legal effect.

Attached is the additional information requested per section 2.3 of the Bidding Rules.

Yours faithfully


___________________________
(Title)

                                ATTACHMENT III

                               FORM OF BID BOND


______________________________________________________________________ of
______________________________ (the "Bidder") has submitted a final bid to purchase 40 per cent of the shares in Contact Energy Limited ("Contact") (the "Shareholding").

In terms of the bidding rules issued by Her Majesty the Queen in right of New Zealand (the "Crown") for the sale of the Shareholding dated January 1999 (the "Bidding Rules") the Bidder is bound and obliged to furnish a Bid Bond along with the final bid to secure certain obligations of the Bidder as set out therein ("Obligations");

At the request of the Bidder, we _____________________________________ of
____________________ having our registered office at ___________________________
have agreed to give such a Bid Bond.

WE HEREBY irrevocably undertake and are bound and obliged to pay to the Crown unconditionally and upon demand any sum or sums up to a maximum amount of NZ$25 million.

Every demand under this Bid Bond shall be in writing and signed by the New Zealand Minister of Finance (or by any person acting under a delegated authority from him) and shall be accompanied by a statement to the effect that the Bidder has failed and/or neglected to perform its Obligations. For all purposes connected with and relating to this Bid Bond, every demand shall be conclusive proof that the amount so demanded is lawfully due under this Bid Bond and we shall make payment without reference to the Bidder and notwithstanding any notice given by the Bidder not to pay the same.

All payments under this Bid Bond shall be made in New Zealand by bank cheque or bank draft drawn in favour of the Crown and in New Zealand dollars.

This Bid Bond shall remain valid and binding on us and shall continue until the date on which the Crown advises us in writing that this Bid Bond is no longer required by it or 31 October 1999 (whichever the earlier) PROVIDED HOWEVER that we may, at any time, without being required to do so, pay to the Crown the said sum of NZ$25 million less any amount or amounts we may have previously paid under this Bid Bond or such lesser sum as may be specified by the Crown and thereupon our liability under this Bid Bond shall terminate.

This Bid Bond shall be governed by the laws of New Zealand and we submit to the nonexclusive jurisdiction of the New Zealand courts.

Dated this _____ day of _____________ 1999.

    [executed and witnessed as a deed]

                                 ATTACHMENT IV

                            VERIFICATION CERTIFICATE

TO: The Members of the Contact Energy Limited Due Diligence Committee Contact Energy Limited
     Directors of Contact Energy Limited
     The Crown

I confirm that:

1. I have prepared the profile (and any additional information) attached to this certificate (the "extract") and I have read the section on Contact's
     strategic vision (also attached) from the draft dated [          ] 1999 of
     the Contact Energy Limited Prospectus (the "strategy section");

2. The statements contained in the extract are true and not misleading and I also confirm that [the Purchaser has no/neither the Purchaser nor the Guarantor has any] significant differences in strategic vision for Contact Energy Limited to that outlined by Contact Energy Limited in the strategy section.

3. No matters have been omitted from the extract or from our confirmation on the strategy section which would make any of the statements contained in the extract, or the strategy section, untrue or misleading in the context of the international and Australasian public offering of 60% of the Shares in Contact Energy Limited.

4. The extract may be used in any offering documents relating to the international and Australasian public offering of 60% of the Shares in Contact Energy Limited to be published on or around April 1999.

5. Where possible, I have attached references to independent external material which support each of the statements contained in the extract.

6. I acknowledge that the parties listed above will rely on this certificate, which I give for and on behalf of [the Purchaser[and the Guarantor]].


Bidder's Name:                ____________________________

Duly Authorised Signatory:    ____________________________

Full Name of Signatory:       ____________________________

Senior Position Held:         ____________________________

Date:                         ____________________________

                                  SCHEDULE 5

CAPITAL EXPENDITURE PROJECTIONS

                                1999    2000    2001    2002    2003    2004    2005
Geothermal (1)
Steam Winning ($000s)           2.09            3.84            2.65            0.92
Reinjection ($000s)                                                             9.11
Station Misc ($000s)            0.50    0.75    0.75    0.75    0.75    0.75    0.75
RMA Reconsent                   0.84    0.84   ---- Costs associated with preparing and progressing RMA consents

Total Geothermal                3.43    1.59    4.59    0.75    3.40    0.75   10.78

Thermal
Otahuhu B                      57.60    1.03   ---- Assumes all retensions are released if dispute is resolved
Te Rapa                        38.40   ---- Full payment under Te Rapa EPC

Total Thermal                  96.00    1.03    0.00    0.00    0.00    0.00    0.00

Hydro (2)
Stator Repairs                                                  3.13            3.22
Stator Coolers                                  0.13    0.13    0.27    0.27   ---- Upgrade stator cooling in order to prolong life
Transformers                                    0.37    3.85    0.83   ---- Enhancement/replacement of transformers
Elec/Mech                                                                       1.24
Sluice                          0.23    1.23   ---- Refurbishment of sluice gates
Gantry                          3.00   ---- Undertake remedial work in order to enhance dam safety
Clutha Reconsents               1.20    1.70   ---- Costs associated with preparing and progressing RMA consents
Clyde Division Sluice Gates             2.00    2.00   ---- Cost of new division sluice gates

Total Hydro                     4.43    4.93    2.50    3.98    4.23    0.27    4.46

Total Generation              103.86    7.55    7.09    4.73    7.63    1.02   15.24

Otahuhu B major maintenance                            17.42                   12.54

Retail Acquisitions
Fixed Assets                    5.50   ---- Retail acquisitions undertaken between 1 October 1998 and 31 March 1999
Goodwill                      172.02   ---- Retail acquisitions undertaken between 1 October 1998 and 31 March 1999
Meters                         58.86   ---- Retail acquisitions undertaken between 1 October 1998 and 31 March 1999
Ongoing Meters                  1.50    2.00    2.00    2.00    2.00    2.00    2.00

Total Retail                  237.88    2.00    2.00    2.00    2.00    2.00    2.00

Other Capex                     1.00    0.50    0.50    0.50    0.50    0.50    0.50

Total Capital Expenditure     342.74   10.05    9.59    7.23   10.13    3.52   17.74

Investment Expenditure                  7.00   ---- Equity contribution for Oakey

                                2006    2007    2008    2009    2010
Geothermal (1)
Steam Winning ($000s)                   2.21    3.02   ---- New drilling activities to secure new steam supplies (does not include deep drilling at Obaaki)
Reinjection ($000s)             2.78   ---- Full reinjection of separated liquid may be a new requirement for RMA consents
Station Misc ($000s)            0.75    0.75    0.75   ---- Unspecified on-going capital expenditure
RMA Reconsent

Total Geothermal                3.53    2.96    3.77    0.00    0.00

Thermal
Otahuhu B
Te Rapa

Total Thermal                   0.00    0.00    0.00    0.00    0.00

Hydro (2)
Stator Repairs                  3.27    3.32    3.37    3.42    3.47  ---- Assumes old stators replaced with new
Stator Coolers
Transformers
Elec/Mech                       1.2     1.23    1.25    1.35    1.5   ---- Enhancement/replacement of transformers
Sluice
Gantry
Clutha Reconsents
Clyde Division Sluice Gates

Total Hydro                     4.47    4.55    4.62    4.77    4.97

Total Generation                8.00    7.51    8.39    4.77    4.97

Otahuhu B major maintenance                    17.39   ---- Cost of major plant maintenance as per O&M agreement with EPC contractor

Retail Acquisitions
Fixed Assets
Goodwill
Meters
Ongoing Meters                  2.00    2.00    2.00    2.00    2.00  ---- Initial estimate for meter replacement

Total Retail                    2.00    2.00    2.00    2.00    2.00

Other Capex                     0.50    0.50    0.50    0.50    0.50  ---- Unspecified ongoing capital expenditure

Total Capital Expenditure      10.50   10.01   10.89    7.27    7.47

Investment Expenditure

(1) In the event more onerous consent conditions are imposed with reconsenting Wairakei, management expects there may be future capital expenditure which has not yet been assessed.

(2) There may also be future capital expenditure required to monitor the Roxburgh land slide. Again, no estimates are available and preliminary investigations indicate minimal movement of the slide.

                               SCHEDULE 6

      1. Purchaser:        EDISON MISSION ENERGY TAUPO LIMITED

      2. Guarantor:        EDISON MISSION ENERGY

      3. Purchase Price:   NZ$ 1,208,000,000.00
         (ONE BILLION, TWO HUNDRED AND EIGHT MILLION NEW ZEALAND DOLLARS)

      4. Notice Details:

         Purchaser Address for Service: Bell Gully Buddle Weir
                                        IBM Centre
                                        171 Featherston St.
                                        PO Box 1291
                                        Wellington

         Purchaser Facsimile: 0065 836 0879

         Guarantor Address For Service: Bell Gully Buddle Weir
                                           IBM Centre
                                           171 Featherston St.
                                           PO Box 1291
                                           Wellington

         Guarantor Facsimile: 0065 836 0879

      5. Purchaser's and Guarantor's Agent For Service in New Zealand:


         Name:    Bell Gully Buddle Weir

         Address: IBM Centre
                  171 Featherston St.
                  PO Box 1291
                  Wellington

      6. Date and party to Confidentiality Deed:

         Party: Edison Mission Energy Holdings Pty Ltd

         Date:  14 January 1999

              CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

    I, Michael Kelland, of Singapore, Business Development Director, certify that:

    1. BY deed dated the 19th day of March 1999, Edison Mission Energy Taupo Limited a company duly incorporated in New Zealand (the "grantor"), appointed me its attorney on the terms and subject to the conditions set out in the said deed;

    2. AT the date of this certificate I have not received any notice or information of the revocation of that appointment by the commencement of the liquidation of the grantor, the removal of the grantor from the register or otherwise; and

    3. I have executed the attached document in the name of the grantor in my capacity as its attorney under the powers conferred by the said deed.

    SIGNED at Wellington this 24th day of March 1999

     /s/ MICHAEL KELLAND
    -------------------------
    Michael Kelland

              CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

    I, Michael Kelland, of Singapore, Business Development Director, certify that:

    1. BY deed dated the 17th day of March 1999, Edison Mission Energy a company duly incorporated in the United States of America (the "grantor"), appointed me its attorney on the terms and subject to the conditions set out in the said deed;

    2. AT the date of this certificate I have not received any notice or information of the revocation of that appointment by the commencement of the liquidation of the grantor, the removal of the grantor from the register or otherwise; and

    3. I have executed the attached document in the name of the grantor in my capacity as its attorney under the powers conferred by the said deed.

    SIGNED at Wellington this 24th day of March 1999

     /s/ MICHAEL KELLAND
    -------------------------
    Michael Kelland

              CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

    I, Gerard Loughman, of California, United States of America, Company Director, I certify that:

    1. BY deed dated the 19th day of March 1999, Edison Mission Energy Taupo Limited a company duly incorporated in New Zealand (the "grantor"), appointed me its attorney on the terms and subject to the conditions set out in the said deed;

    2. AT the date of this certificate I have not received any notice or information of the revocation of that appointment by the commencement of the liquidation of the grantor, the removal of the grantor from the register or otherwise; and

    3. I have executed the attached document in the name of the grantor in my capacity as its attorney under the powers conferred by the said deed.

    SIGNED at Wellington this 24th day of March 1999

     /s/ GERARD LOUGHMAN
    -------------------------
    Gerard Loughman

               CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

    I, Gerard Loughman, of California, United States of America, Company Director, certify that:

    1. BY deed dated the 17th day of March 1999, Edison Mission Energy a company duly incorporated in the United States of America (the "grantor"), appointed me its attorney on the terms and subject to the conditions set out in the said deed;

    2. AT the date of this certificate I have not received any notice or information of the revocation of that appointment by the commencement of the liquidation of the grantor, the removal of the grantor from the register or otherwise; and

    3. I have executed the attached document in the name of the grantor in my capacity as its attorney under the powers conferred by the said deed.

    SIGNED at Wellington this 24th day of March 1999

    /s/ GERARD LOUGHMAN
    -------------------------
    Gerard Loughman

              CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

      I, Michael Kelland, of Singapore, Business Development Director, certify that:

       1. by deed dated the 19th day of March 1999, Edison Mission Energy Taupo Limited, a company duly incorporated in New Zealand (the "grantor"), appointed me its attorney on the terms and subject to the conditions set out in the said deed;

       2. at the date of this certificate I have not received any notice or information of the revocation of that appointment by the commencement of the liquidation of the grantor, the removal of the grantor from the register or otherwise; and

       3. I have executed the attached document in the name of the grantor in my capacity as its attorney under the powers conferred by the said deed.

       SIGNED at Wellington this 20th day of March 1999.

        /s/ MICHAEL KELLAND
       -------------------------
       Michael Kelland

          CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

     I, Gerard Loughman, of California, United States of America, Company Director, certify that:

     1. by deed dated the 19th day of March 1999, Edison Mission Energy Taupo Limited, a company duly incorporated in New Zealand (the "grantor"), appointed me its attorney on the terms and subject to the conditions set out in the said deed;

     2. at the date of this certificate I have not received any notice or information of the revocation of that appointment by the commencement of the liquidation of the grantor, the removal of the grantor from the register or otherwise; and

     3. I have executed the attached document in the name of the grantor in my capacity as its attorney under the powers conferred by the said deed.

     SIGNED at Wellington this 20th day of March 1999.

      /s/ GERARD LOUGHMAN
     -------------------------
     Gerard Loughman

              CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

     I, Michael Kelland, of Singapore, Business Development Director, certify that:

     1. by deed dated the 17th day of March 1999, Edison Mission Energy, a company duly incorporated in the United States of America (the "grantor"), appointed me its attorney on the terms and subject to the conditions set out in the said deed;

     2. at the date of this certificate I have not received any notice or information of the revocation of that appointment by the commencement of the dissolution of the grantor, or otherwise; and

     3. I have executed the attached document in the name of the grantor in my capacity as its attorney under the powers conferred by the said deed.

     SIGNED at Wellington this 20th day of March 1999.

      /s/ MICHAEL KELLAND
     -------------------------
     Michael Kelland

              CERTIFICATE OF NON-REVOCATION OF POWER OF ATTORNEY

     I, Gerard Loughman, of California, United States of America, Company Director, certify that:

     1. by deed dated the 17th day of March 1999, Edison Mission Energy, a company duly incorporated in the United States of America (the "grantor"), appointed me its attorney on the terms and subject to the conditions set out in the said deed;

     2. at the date of this certificate I have not received any notice or information of the revocation of that appointment by the commencement of the dissolution of the grantor, or otherwise; and

     3. I have executed the attached document in the name of the grantor in my capacity as its attorney under the powers conferred by the said deed.

     SIGNED at Wellington this 20th day of March 1999.

      /s/ GERARD LOUGHMAN
     -------------------------
     Gerard Loughman